EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in The Clorox Company Registration Statements No. 333-75455 on Form S-3, and Nos. 33-41131 (Post-Effective Amendments No. 1 and No.2), 33-24582, 33-56565, 333-29375, 333-16969, 333-44675 and 333-90386 on Form S-8 of our report dated September 4, 2002 (March 3, 2005 as to the effects of the discontinued operations described in Notes 2 and 4), relating to the consolidated financial statements and financial statement schedule of The Clorox Company for the fiscal year ended June 30, 2002 appearing in and incorporated by reference in this Current Report on Form 8-K of The Clorox Company dated March 3, 2005.

/s/ Deloitte & Touche LLP

San Francisco, California

March 3, 2005